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                           [ProFunds logo]

                 ADMINISTRATIVE SERVICES AGREEMENT

Jefferson Pilot Financial Insurance Company
One Granite Place
Concord, New Hampshire 03301

Ladies and Gentlemen:

    The Board of Trustees of ProFunds (the "Trust"), an open-end management investment company organized as a Delaware business trust and registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940 (the "1940 Act"), on behalf of each of the ProFunds VP series of the Trust identified in Schedule A (individually, a "Fund" and collectively, the "Funds"), have authorized the Trust to enter into this Agreement with Jefferson Pilot Financial Insurance Company (the "Authorized Firm"), concerning the provision of service activities to your clients, members, or customers ("Customers") who may from time to time beneficially own such Funds' shares. The terms and conditions of this Agreement are as follows:

1.   REFERENCE TO PROSPECTUS; DETERMINATION OF NET ASSET VALUE.

1.1 Reference is made to the prospectus for the shares of each Fund (individually, a "Prospectus" and collectively, the "Prospectuses") as from time to time are effective under the Securities Act of 1933
      (the "1933 Act"). Terms defined therein and not otherwise defined herein are used herein with the meaning so defined.

1.2 For purposes of determining the fees payable to you under Section 3, the average daily net asset value of a Fund's shares will be computed in the manner specified in the Trust's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of such Fund's shares for purposes of purchases and redemptions.

2.    SERVICES AS AUTHORIZED FIRM.

2.1 The Authorized Firm is hereby authorized and may from time to time undertake to perform support services to Customers in connection with investments in the shares of a Fund in the variable insurance contracts, which services may include, but are not limited to: the provision of personal, continuing services to investors in each Fund; receiving, aggregating and processing purchase and redemption orders; providing and maintaining retirement plan records; communicating periodically with shareholders and answering questions and handling correspondence from shareholders about their accounts; acting as the sole shareholder of record and nominee for shareholders; maintaining account records and providing beneficial owners with account statements; processing dividend payments; issuing shareholder reports and transaction confirmations; providing subaccounting and sub-transfer agency services for Fund shares held beneficially; forwarding shareholder communications to beneficial owners; receiving, tabulating and transmitting proxies executed by beneficial owners; general account administration activities; and providing such other similar services as the Trust may reasonably request to the extent the Authorized Firm is permitted to do so under applicable statutes, rules, or regulations. Overhead and other expenses of the Authorized Firm related to its "support services," including telephone and other communications expenses, may be included regarding amounts expended for such activities. Other specific administrative services ("Services") provided directly by the Authorized Firm or through a designee (each, a "Service Designee) are set forth in Schedule B. The Authorized Firm acknowledges and agrees that the Trust has determined that the fees provided in section 3 are not primarily intended to result in the sale of Fund shares within the meaning of Rule 12b-1 of the 1940 Act and that the Authorized Firm shall use its best efforts to support that conclusion and shall take no action (or refrain from taking any action) that is inconsistent with that determination. The Trust may, in its sole discretion, revoke the authorization provided to Authorized Firm, in whole or in part, for no reason or any reason, as it may determine

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      from time to time including by reason of any recharacterization by regulatory authorities of the services in a manner inconsistent with such determination.

2.2 The Authorized Firm will provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in the Authorized Firm's business, or any personnel employed by the Authorized Firm) as may be reasonably necessary or beneficial in order to provide such support services with respect to a Fund's shares.

2.3 The minimum dollar transaction of a Fund's shares (including shares being acquired by Customers pursuant to any exchange privileges described in the Fund's Prospectus) shall be the applicable minimum amount set forth in the Prospectus of such Fund, and no order for less than such amount shall be processed by the Authorized Firm. The procedures relating to the handling of orders shall be subject to instructions which the Trust shall forward from time to time to the Authorized Firm. The Trust has full authority to take such action as the Trust may deem advisable in respect of all matters pertaining to the continuous offering of shares. All orders for a Fund's shares are subject to acceptance or rejection by the Trust in its sole discretion, and the trust may, in its discretion and without notice, suspend or withdraw the sale of a Fund's shares, including the sale of such shares to the Authorized Firm for the account of any Customer or Customers.

2.4 In no transaction shall the Authorized Firm act as dealer for its own account; the Authorized Firm shall act solely for, upon the specific or pre-authorized instructions of, and for the account of, its Customers. For all purposes of this Agreement except as specifically provided in section 4.2, the Authorized Firm will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust or any dealer of the shares in any matter or in any respect. No person is authorized to make any representations concerning the Trust or a Fund's shares except those representations contained in the Fund's then-current Prospectus and Statement of Additional Information and in such printed information as the Trust may subsequently prepare.

2.5 The Authorized Firm and its employees will, upon request, be available during normal business hours to consult with the Trust or its designees concerning the performance of the Authorized Firm's responsibilities under this Agreement. Any person authorized to direct the disposition of monies paid or payable pursuant to Section 3 of this Agreement will provide to the Trust's Board of Trustees, and the Trust's Trustees will review at least quarterly, a written report of the amounts so expended.

      In addition, the Authorized Firm will furnish to the Trust or its designees such information as the Trust or its designees may reasonably request (including, without limitaation, periodic certifications confirming the rendering of support services with respect to shares described herein), and will otherwise cooperate with the Trust and its designees (including, without limitation, any auditors designated by the Trust), in the preparation of reports to the Trust's Board of Trustees concerning this Agreement and the monies paid or payable pursuant hereto, as well as any other reports or filings that may be required by law.

3.   FEES.

      3.1 In consideration of the costs and expenses of furnishing the services and facilities provided by the Authorized Firm hereunder, and subject to the limitations of applicable law and regulations as well as policies of the Trust, the Authorized Firm will be compensated monthly at an annual rate up to but not more than .05% of the average daily net assets of the Fund attributable to the Fund's shares which are held in the name of the Authorized Firm for its Customers as set forth in Schedule A. The parties agree that such fees are payable solely for services or Services that are not primarily intended to result in the sale of Fund shares, and that such fees do not constitute payment of asset-based sales charges or service fees subject to the Conduct
      Rule 2830 of the National Association of Securities Dealers, Inc.

3.2 The fee rate with respect to any Fund may be prospectively increased or decreased by the Trust, in its sole discretion, at any time upon notice to the Authorized Firm.

4.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

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4.1   By written acceptance of this Agreement, the Authorized Firm represents, warrants, and agrees that it has made all legally required disclosures to Customers concerning applicable fees and charges and such fees will not result in an excessive fee to the Authorized Firm.

4.2 The Authorized Firm agrees to comply with all requirements applicable to it by reason of all applicable laws, including federal and state securities laws, the Rules and Regulations of the SEC, including, without limitation, all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, and the 1940 Act, and all rules of self-regulatory organizations. The Trust has furnished the Authorized Firm with a list of the states or other jurisdictions in which the Trust believes the Shares of the Funds are qualified for sale, and the Authorized Firm agrees that it will not purchase a Fund's Shares on behalf of a Customer's account in any jurisdiction in which such Shares are not qualified for sale. The Authorized Firm further agrees that it will maintain all records required by applicable law or otherwise reasonably requested by the Trust relating to the services provided by it pursuant to the terms of this Agreement. The Authorized Firm agrees that it will comply at all times with the provisions of Rule 22c-1 of the 1940 Act. Purchase and redemption orders, and payment for shares of a Fund ordered from the Trust, must be received at the time, and in the manner, as determined by the Trust. All Orders are subject to acceptance or rejection by the Trust or the relevant Fund in the sole discretion of either, or by the relevant Fund's transfer agent acting on the Trust's or the Fund's behalf, and orders shall be effective only upon receipt in proper form. The Trust may, if necessary, delay redemption of shares of a Fund to the extent permitted by the 1940 Act. The Authorized Firm may submit a purchase, exchange or redemption order (an "Order") for shares of a Fund on behalf of a Customer to such Trust's designated contact in the manner determined by the Trust. Receipt and acceptance of any such Order on any day the New York Stock Exchange is open for trading and on which a Fund calculates its net asset value (a "Business Day") pursuant to SEC rules by the Authorized Firm as limited agent of the Fund prior to the time that the Fund ordinarily calculates its net asset value as described from time to time in the Fund's prospectus (which as of the date of execution of this Agreement is 4:00 p.m. Eastern Time) shall constitute receipt and acceptance by the Fund on that same Business Day. To facilitate the Funds' daily trading practices, the Authorized Firm (i) may be required to provide the Funds with estimated daily net aggregate trade and other information relating to the Funds at times and in the manner reasonably specified by the Funds prior to the close of business on each Business Day and
      (ii) may be required to provide the Funds on the following Business
      Day with a confirmed final report of the previous Business Day's transaction information related to the Funds at such times mandated by the Funds.

4.3 The Authorized Firm agrees that under no circumstances shall the Trust be liable to the Authorized Firm or any other person under this Agreement as a result of any action by the SEC affecting the operation or continuation of the Agreement.

4.4 The parties acknowledge that they are financial institutions subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") or are otherwise aware of and agree to abide by the AML Acts, by implementing reasonable procedures to monitor money laundering and by taking all other necessary actions to adhere to the AML Acts. The parties further acknowledge that they are in compliance and will continue to comply with the AML Acts and applicable anti-money laundering rules of self-regulatory organizations, including NASD Conduct Rule 3011, in all relevant respects.

4.5 Each party hereto agrees that any Nonpublic Personal Information, as the term is defined in Securities and Exchange Commission Regulation S-P ("Reg S-P"), that may be disclosed by a party hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Reg S-P and any other applicable regulations and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law.

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4.6   The Authorized Firm agrees that the obligations of the parties hereto and the operation and/or continuation of this Agreement are subject to any applicable policies of the Trust, as they may be amended from time to time. The Authorized Firm further agrees that the operation and/or continuation of this Agreement is subject to: (i) the Board of Trustees' evaluation of the services and Services; (ii) any determinations by the Board of Trustees regarding the nature and quality of and the compensation for the services and Services; and (iii) any other determinations that the Board of Trustees deems appropriate.

4.7 The Authorized Firm will make available to the Trust, promptly upon request, appropriate books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Authorized Firm's services under this Agreement that may be requested, following notice to the Trust.

4.8 The Funds' prospectus will generically identify the Authorized Firm as a party that may accept transactions on behalf of a Fund and will provide: (i) that the Funds have authorized one or more intermediaries to accept on its behalf transactions that are in "good order"; (ii) that the intermediaries are authorized to designate other intermediaries to accept transactions on the Funds' behalf; (iii) that the Funds will be deemed to have received a transaction when an authorized intermediary or, if applicable, an intermediary's authorized designee, accepts the transaction; and (iv) that customer transactions will be priced at the Funds' net asset value next computed after they are accepted by an authorized intermediary or the intermediary's designee.

5.   EXCULPATION; INDEMNIFICATION.

5.1 The Trust shall not be liable to the Authorized Firm and the Authorized Firm shall not be liable to the Trust except for acts or failures to act which constitute lack of good faith or gross negligence and for obligations expressly assumed by either party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by the Trust or by the Authorized Firm of compliance with any applicable law, rule, or regulation.

5.2 The Authorized Firm will indemnify the Trust and hold it harmless from any claims or assertions relating to a breach of any representation or warranty under this Agreement, failure by the Authorized Firm to maintain required anti-money laundering procedures (including customer identification programs), the lawfulness of the Authorized Firm's participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with the Authorized Firm performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, the Trust shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all reasonable costs of such defense shall be borne by the Authorized Firm.

6.    EFFECTIVE DATE; TERMINATION.

6.1 This Agreement will become effective with respect to each Fund on the date of its acceptance by the Authorized Firm. Unless sooner terminated with respect to any Fund, this Agreement will continue with respect to a Fund until terminated in accordance with its terms.

6.2 From time to time, the Trust may amend this Agreement by sending notice of such amendment to Authorized Firm. The acceptance of the terms of such amendment by Authorized Firm will be evidenced by the next trade of Shares executed by or through Authorized Firm, on behalf of its Customers, received by the Trust after receipt of the Amendment.

6.3 This Agreement will automatically terminate with respect to a Fund in the event of its assignment (as such term is defined in the 1940 Act). This Agreement may be terminated with respect to any Fund by the Trust or by the Authorized Firm, without penalty, upon sixty days' prior written notice to the other party. This Agreement may also be terminated with respect to any Fund at any time without penalty by the vote of a majority of the Trustees or a majority of the outstanding shares of a Fund on sixty days' written notice.

7.   GENERAL.


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7.1   All notices and other communications to either the Authorized Firm or the Trust will be duly given if mailed, telegraphed or telecopied to the appropriate address set forth in Section 7.6 hereof, or at such other address as either party may provide in writing to the other party.

7.2 The Trust may enter into other similar agreements for the provision of Shareholder support services with any other person or persons without the Authorized Firm's consent.

7.3 Upon receiving the consent of the Trust, the Authorized Firm may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that the Authorized Firm shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Authorized Firm shall be responsible, to the extent provided in Article 5 hereof, for all acts of such subcontractor as if such acts were its own.

7.4 This Agreement supersedes any other agreement between the Trust and the Authorized Firm relating to support services in connection with a Fund's shares and relating to any other matters discussed herein. All covenants, agreements, representations, and warranties made herein (including but not limited to those set forth in sections 4 and 5) shall be deemed to have been material and relied on by each party, notwithstanding any investigation made by either party or on behalf of either party, and shall survive the execution and delivery of this Agreement. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 40 Act or any rule or regulation of the SEC, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

7.5 It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the property of the respective Funds. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the relevant Fund as provided in the Trust's Declaration of Trust.

7.6 Notices and communications required or permitted hereby will be given to the following persons at the following addresses or facsimile numbers as the party receiving such notices or communications may subsequently direct in writing:

            If to the Trust:
            ProFunds
            7501 Wisconsin Avenue
            Bethesda, MD 20814
            Attention: Chief Legal Counsel
            Telephone: 240-497-6400
            Facsimile: 240-497-6530

            If to the Authorized Firm:
            Jefferson Pilot Financial Insurance Company
            One Granite Place
            Concord, New Hampshire 03301

            Attention: Charlene Grant, Associate Counsel


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            Telephone: 603-229-6140
            Facsimile: 603-226-5448

7.7 During the term of this Agreement, the Authorized Firm will pay all ordinary expenses incurred by it in connection with its obligations under this Agreement.

7.8 Each party acknowledges that the identities of the other party's customers, as well as information maintained by such other party regarding those customers, and all computer programs, technical, trade secret or business information, including, without limitation, financial information, business or marketing strategies or plans, product development and procedures developed by such other party or such other party's agents in connection with this arrangement which is disclosed to the other party hereto or otherwise obtained by the other party, its affiliates, agents or representatives during the term of this Agreement, constitute the valuable property of such other party ("Proprietary Information"). Each party agrees that should either of them be furnished any Proprietary Information, the party who acquired such Proprietary Information shall use its best efforts to hold such information or property in confidence and refrain from using, disclosing, or distributing any of such information or other property except (i) with the other party's prior written consent, or (ii) as required by law or judicial process. Each party acknowledges that any breach of the foregoing agreements as to the other party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agree that in the event of a breach such other party will be entitled to seek equitable relief, as well as such other relief as any court of competent jurisdiction deems appropriate. Each party shall promptly notify the other in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information. Each party shall be liable under this Agreement for any use or disclosure in violation of this Agreement by its employees, attorneys, accountants, or other advisors or agents. This section 7.8 shall continue in full force and effect notwithstanding the termination of this Agreement.

7.9 Any and all disputes arising under or in connection with this Agreement will be finally and exclusively resolved by arbitration under the rules of arbitration then in effect for the National Association of Securities Dealers, Inc. or the American Arbitration Association, such organization to be selected in the sole discretion of the Trust. The arbitration will be held in Washington, D.C. before three arbitrators who have no present or former affiliation with any party to this Agreement and who are knowledgeable about mutual funds, the asset management industry and the subject of the dispute. Each party will choose one arbitrator, and the two arbitrators so chosen will choose a third who will chair the proceedings. In no event will the arbitrators have the authority to make any award that provides for punitive or exemplary damages. Any decision rendered by the arbitrators will be binding, final and conclusive upon both parties, and a judgment thereon may be entered in, and enforced by, any court having jurisdiction over the party against which an award is entered, or by any court having jurisdiction over the assets of any party against which an award is entered, and the parties hereby irrevocably waive any objections to the jurisdiction of such court based on any ground, including improper venue or forum non conveniens. Except where clearly prevented by the subject matter of the dispute, both parties will continue performing their respective obligations under this Agreement while the dispute is being resolved. The prevailing party in any claim, action, arbitration, or other proceeding arising under or in connection with the implementation or enforcement of this Agreement will be entitled to recover from the other party all reasonable attorneys' fees incurred in connection therewith.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below.

                                          ProFunds
                                          By:    Louis Mayberg
                                                -----------------
                                          Title: President
                                                -----------------



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The foregoing Agreement is hereby accepted:

Jefferson Pilot Financial Insurance Company

By:     /s/ John A. Weston
        ------------------
        John A. Weston

 Title:
        ------------------
        Vice President

Dated as of: June 15, 2004
             -------------


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                                  SCHEDULE A


ProFund VP Technology
ProFund VP Healthcare
ProFund VP Financial
ProFund VP Large-Cap Growth
ProFund VP Large-Cap Value
ProFund VP Small-Cap Growth
ProFund VP Small-Cap Value
ProFund VP Asia 30
ProFund VP Europe 30
ProFund VP Rising Rates Opportunity
ProFund VP U.S. Government Plus


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                                   SCHEDULE B

In addition to the services set forth in Section 2.1, the Authorized Firm will, for each of the Funds in Exhibit B, provide the following services related to pre-order notification.

Prior to 3:20 PM Eastern Time on each day in which Authorized Firm purchases or redeems or causes the purchase or sale of any shares of any Fund, Authorized Firm will provide prior notice ("Pre-Order Notice #1") by electronic file transfer protocol (FTP) in the format specified by ProFunds or by telephone at the number from time to time provided to us for such purpose (or such other means as the parties mutually agree to in writing). The Authorized Firm will include in the Pre-Order Notice #1 the estimated net dollar amount to be invested in or redeemed from a Fund on behalf of its customers that day. The Authorized Firm will receive a confirmation for such transactions and agrees to maintain a record of such confirmation.

Prior to 3:50 PM Eastern Time on each day in which Authorized Firm purchases or redeems or causes the purchase or sale of any shares of the Fund, Authorized Firm will provide prior notice ("Pre-Order Notice #2") by electronic file transfer protocol (FTP) in the format specified by ProFunds or by telephone at the number from time to time provided to us for such purpose (or such other means as the parties mutually agree to in writing). The Authorized Firm will include in the Pre-Order Notice #2 the estimated net dollar amount to be invested in or redeemed from a Fund on behalf of its customers that day. The Authorized Firm will receive a confirmation for such transactions and agrees to maintain a record of such confirmation.

No later than 4:10 PM Eastern Time on each day in which Authorized Firm purchases or redeems or causes the purchase or sale of any shares of any Fund, the Authorized Firm will provide notice (a "Final Notice") by electronic file transfer protocol (FTP) in the format specified by ProFunds or by telephone at the number from time to time provided to us for such purpose (or such other means as the parties mutually agree to in writing). The Authorized Firm will include in the Final Notice the estimated net dollar amount to be invested in or redeemed from a Fund on behalf of its customers that day. The Authorized Firm will receive a confirmation for such transactions and agrees to maintain a record of such confirmation.

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                              AMENDMENT AGREEMENT #1

    AMENDMENT AGREEMENT #1 (the "Amendment") dated as of December 18, 2006 between JEFFERSON PILOT FINANCIAL INSURANCE COMPANY, (the "Company"), a New Jersey life insurance company, on its own behalf and on behalf of each segregated asset account of the Company, and PROFUNDS, a Delaware business trust, (the "Fund").

                                  WITNESSETH

    WHEREAS, the Company and the Fund have entered into an Administrative Services Agreement dated as of June 15, 2004 (the "Agreement"), and

    WHEREAS, the Company and the Fund wish to amend the Agreement,

    NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Company and the Fund hereby acknowledge and agree as follows:

    1. Certain Definitions. Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

    2.   Amendment.
         (a) Schedule B is hereby amended by replacing it in its entirety with the Schedule B annexed hereto.

    3. Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

    4. Each of the parties hereby represents and warrants that the execution, delivery and performance of this Amendment are within the party's corporate power and have been or will be duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of the party in accordance with its terms.

    5. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

    6. This Amendment shall be construed in accordance with and be governed by the laws of the State of New York (without reference to choice of law doctrine).

    IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of the day and year first above written.



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JEFFERSON PILOT                            PROFUNDS
FINANCIAL INSURANCE COMPANY

/s/ John A. Weston
-------------------                        -------------------
Name: John A. Weston                       Name: Louis Mayberg
Title: Vice President                      Title: President



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                                   SCHEDULE B

In addition to the services set forth in Section 2.1, the Authorized Firm will, for each of the Funds in Schedule A, provide the following services related to pre-order notification.

The Authorized Firm acknowledges that certain owners of variable insurance contracts issued by the Authorized Firm have delegated authority to make investment decisions with respect to the underlying sub-accounts of their variable insurance contracts to First Advisors, Inc., formerly known as First Financial Planners (the "TPIA"). With respect to such variable insurance contracts, no later than 4:00 PM Eastern Time on each day in which the TPIA exchanges shares of any Fund for either another Fund or another sub-account, the Authorized Firm will provide prior notice ("Pre-Order Notice") by telephone at the number (from time to time provided to the Authorized Firm for such purpose (or such other means as the parties mutually agree to in writing). On each day such exchanges occur, the Authorized Firm will include in the Pre-Order Notice the estimated net dollar amount to be invested in or redeemed from a Fund on behalf of the owners of such variable insurance contracts advised by the TPIA.

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                            AMENDMENT AGREEMENT #2

    This Amendment to the Administrative Services Agreement dated June15, 2004 and amended on December 18, 2006 by and between JEFFERSON PILOT FINANCIAL INSURANCE COMPANY, ("JPFIC"), a Nebraska life insurance company, on its own behalf and on behalf of each segregated asset account of the Company, and PROFUNDS, a Delaware business trust, (the "Fund").

Whereas, effective July 2, 2007, JPFIC will merge into its affiliated insurance company The Lincoln National Life Insurance Company ("LNL") with LNL the surviving company and successor in interest to the contractual obligations of JPFIC;

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as amended as follows:

    1. All references to Jefferson Pilot Financial Insurance Company are replaced with The Lincoln National Life Insurance Company.

Each of the parties has caused this Amendment to be executed in its name and on behalf of its duly authorized officer on the date specified below.

JEFFERSON PILOT FINANCIAL
INSURANCE COMPANY
By:   /s/ John A. Weston
      ------------------------------
Name: John A. Weston, Vice President
      ------------------------------
Date:          7-16-07
      ------------------------------


PROFUNDS
By:   /s/ Louis Mayberg
      ------------------------------
Name: Louis Mayberg, President
      ------------------------------
Date:          7.10.07
      ------------------------------


THE LINCOLN NATIONAL
LIFE INSURANCE COMPANY
By:   /s/ Kelly D. Clevenger
      ------------------------------
Name: Kelly D. Clevenger
      ------------------------------
      Vice President

Date:          7/27/07
      ------------------------------